Exhibit 99.1

MANAGEMENT DISCUSSION SECTION

Operator:  Good day, ladies and gentlemen, and welcome to the VIVUS Fourth Quarter and Full Year 2009 Results. At this time all participants are in a listen-only mode. Later we will conduct a question-and-answer session and instructions will be given at that time. [Operator Instructions]. As a reminder, today’s conference call is being recorded.

I’d now like to turn the conference over to your host, Mr. Tim Morris. Please go ahead.

Timothy E. Morris, Vice President, Finance and Chief Financial Officer

Thank you, Ally. Before we get started, I’d like to remind you that during the course of this conference call, VIVUS may make projections or other forward-looking statements regarding future events or future financial performance of the company. We wish to caution you that such statements are just predictions and actual events or results may differ materially.

Investors should read the risk factors set forth in the VIVUS Form 10-K for the year ended December 31, 2008, and the periodic reports filed with the Securities and Exchange Commission. These documents contain and identify important factors that could cause actual results to differ materially from those contained in our projections or forward-looking statements.

I will now turn the call over to Mr. Leland Wilson, CEO of VIVUS.

Leland F. Wilson, Chief Executive Officer

Thank you, Tim. Good afternoon and thank you for joining us today. Joining me on the call along with Tim is VIVUS’ President, Peter Tam.

Since we last spoke to you in November, we have continued to make significant progress in our development of Qnexa and avanafil. Specific highlights and accomplishments include:  filing the NDA for Qnexa for obesity in December.  The NDA has now been accepted by the FDA and we’ve been given a PDUFA date of October 28, 2010. It goes without saying that filing the NDA before the end of the year was a significant achievement that could only have been accomplished through the hard work of talented and dedicated employees and consultants.

A second accomplishment was the release of the Phase 2 Qnexa results in patients with sleep apnea. The data show that patients treated with Qnexa for six months had a reduction in sleep apnea events of 69%. Patients also had weight loss of 10.2%. We now have a meeting scheduled with the FDA to discuss these results and to discuss a path forward to approval for this indication.

We also released Phase 3 results from our first and largest avanafil clinical trial in men with ED. Results showed that all three doses of avanafil exceeded FDA efficacy requirements. In this study, efficacy was demonstrated as early as 15 minutes and lasted for more than six hours.

And finally, just this morning, we announced the issuance of three additional patents covering Qnexa. These patents further strengthen and broaden our intellectual property coverage of Qnexa.

Looking back, 2009 was an amazing year for VIVUS. The highlight, of course was the announcement of the results of our EQUIP and CONQUER Phase 3 Qnexa obesity studies. These studies were conducted in more than 3,700 patients across 93 sites and results exceeded all primary endpoints with all three doses of Qnexa. Patients taking Qnexa also achieved significant improvements in cardiovascular and metabolic risk factors including reductions in blood pressure, lipids, and blood sugar.

Highlights from the EQUIP and CONQUER studies include an average weight loss of 14.7%, or 37 pounds, achieved by patients treated with Qnexa for 56 weeks in the EQUIP study. Results exceeded the FDA guidance for efficacy benchmarks for weight loss for all three doses of Qnexa. The Phase 3 results confirm that Qnexa has the potential to reach a broad base of patients with a wide range of BMIs. We believe that if approved, Qnexa will become the drug of choice for doctors looking for a pharmaceutical treatment for their overweight and obese patients.

With the positive results from our Phase 3 trials for Qnexa and a cash and investment balance in excess of $200 million at the end of the year, we believe we are well positioned to take the next steps towards building a successful pharmaceutical company.

For 2010, our goals include FDA approval of Qnexa and preparing for commercial launch.

For avanafil, we expect top-line results from our diabetes study in the second quarter. We will present the first Phase 3 avanafil result at the American Urological Association Meeting in San Francisco at the end of May. And the remaining two avanafil studies, the long-term safety study and the study in radical prostatectomy patients, are expected to complete in the second half of 2010 and we expect to file the NDA for avanafil in the first half of 2011.

Additionally for Qnexa, in addition to answering FDA questions and preparing for an Advisory Committee Meeting, the focus will be on publications and presentations. To date, we have submitted 19 abstracts on Qnexa. We’re also working on manuscripts for submissions to major scientific journals. So far, Qnexa abstracts have been accepted for:

EUROPrevent — Preventative Cardiology, Prague May 5 to 7

Controversies in Diabetes, Obesity, and Hypertension, also in Prague, May 13 to 16

SLEEP 2010 in San Antonio June 5 to 9; and

International Congress on Obesity in Stockholm, July 11 through 15.

This past year was transformational for VIVUS, given our significant achievements in both Qnexa and avanafil programs. VIVUS has demonstrated highly differentiated products that address clear unmet needs in both the obesity and ED markets. We look forward to continued clinical and regulatory momentum in 2010 as we continue to work with the FDA during the review of the Qnexa NDA and as we report additional avanafil pivotal data.

I’ll now turn the call over to Peter for specific updates on each of the programs.

Peter Y. Tam, President

Thanks, Lee. For Qnexa, as we announced last week, the NDA has been accepted by the FDA. We continue to work with the FDA during the review of the application. We do have one obesity study that remains ongoing, OB-305, which is an extension of the CONQUER study in overweight or obese patients with comorbidities.  Patients continued on their originally randomized treatment in a double-blind manner for an additional 52 weeks for the purpose of having two years safety and efficacy data. Again, this study is not a requirement for the NDA, but is being conducted primarily for European Regulatory filing as well as commercial purposes. We expect the study to complete over the summer and should be able to report data in the third quarter of this year.

On the European front for Qnexa, our work towards an EU filing remains on track. We have been preparing for the filing and working with a European regulatory consulting group in anticipation of the filing of a Marketing Authorization Application, or MAA, later this year.

For Qnexa in the treatment of patients with sleep apnea, we plan to meet with the FDA next month to discuss the development plan for this indication. We see this as a very important indication to pursue based on the unmet medical need for this condition. As you know, there is currently no pharmaceutical treatment for this potentially life-threatening condition. We should be in a position to update you on this program during the second quarter conference call.

As you saw in the press release this morning, we are also pleased to announce the issuance of additional U.S. patents for Qnexa. Three additional patents have issued by the U.S. Patent and Trademark Office covering Qnexa. Importantly, each of these patents expands the scope of the patent protection for Qnexa.

Turning to avanafil, since the last call we announced the results of the first Phase 3 avanafil study or REVIVE or TA-301. The results of the study showed all three doses of avanafil met the primary endpoints of the study. As a reminder, the study showed nearly eight out of 10 patients treated with avanafil had erections sufficient for penetration and nearly six of 10 had successful intercourse.

Further analysis revealed that avanafil was effective in 15 minutes or less. We believe avanafil can be positioned as a fast-acting oral therapy for ED. In addition, the side effect profile for avanafil was very favorable and had low rates of typical PDE5 side effects such as headache, flushing and upset stomach.

During the third quarter call, we announced the completion of enrollment in the second Phase 3 study of erectile dysfunction in diabetic ED patients. Three hundred ninety (390) patients have been enrolled and we expect top-line results in the second quarter of 2010 for this study. We also expect data from the long-term safety study to be available by the second half of 2010.

I will now turn the call over to Tim to discuss our financial results and our IR activities. Tim?

Timothy E. Morris, Vice President, Finance and Chief Financial Officer

Thank you, Peter. At year-end VIVUS had cash, cash equivalents and available for sales securities of $207 million, as compared to $189 million at the end of last year. The net change of the net increase in cash of $18 million consists of approximately $103 million in net proceeds from the offering of September and an additional $10 million from the Deerfield financing offset by cash used in operations and other net cash uses of approximately $95 million. As it relates to the rest of the financial results, I would refer you to the press release for more information on the fourth quarter and the results for the full year.

On the Investor Relations front, 2010 continues to be busy. Upcoming presentations include; a presentation during the Cowen Healthcare Conference on Wednesday in Boston; a Roth Capital Growth Conference in Orange County on March 16; and the BioCentury Conference in New York City on April 7. May conferences will include presentations at Deutsche Bank in Boston; Citigroup and BofA in New York City; and the Rodman & Renshaw Global Conference in London.

With that, I’d like to turn the call back over to Leland for a few additional comments.

Leland F. Wilson, Chief Executive Officer

Before we open the call up to questions, I’d like to comment that 2009 was one of the most outstanding years that I’ve been associated with either at VIVUS or any other company. Clearly, the results that we have seen for the Qnexa Phase 3 trials are outstanding for both efficacy and safety. The results from the sleep apnea study further support the risk benefit of profile of Qnexa. The avanafil results were also impressive. The efficacy and 15-minute onset should allow us to position avanafil as an on-demand oral drug for ED. Lastly, the ability to raise additional money during the tough economic times really speaks well to the power of our products and the ability of the company to raise substantial funds.

With that, I’ll turn the call — open the call up to questions. Thank you.

QUESTION AND ANSWER SECTION

Operator:  [Operator Instructions]. Our first question comes from Mike King of Merriman. Please go ahead.

<Q — Mike King>: Good afternoon, guys. Thanks for taking the question. Congratulations on a successful year. I have two questions. Let me start with question for Tim, Tim, how come no financial guidance at all for 2010?  You’re going to just give us a burn estimate or year end cash position?

<A — Timothy Morris>: Sure, Mike. As you know in 2009, the burn was essentially $95 million. So our guidance for 2010 is that our cash burn will be approximately the same. We will update you on guidance once we have better clarity on partnering and the potential approval for Qnexa.

<Q — Mike King>: Okay. Well, that’s a good segway into my next question, which is a question I guess for the team.  Given the sort of political sensitivity and very focused — FDA is very focused on safety issues.  Why should investors have confidence that Qnexa will gain approval on a first cycle review?

<A — Leland Wilson>: Well, it’s a big question and fairly broad, but I’ll take a shot at it, Mike, and I’d like to have Peter comment as well. The first thing I would say is that we are very confident that Qnexa will be approved on the PDUFA data. And as you know, we have had two products approved on the PDUFA data here at VIVUS and have some credibility I think in speaking to that matter. Now specifically concerning the product, with the FDA it’s all about risk benefit profile. And as you know, obesity is now known as one of the most devastating diseases we have in this country.  Cost associated with are in excess of $150 billion a year. And to our knowledge we have the state-of-the-art therapy for the treatment of obesity. I think clearly everyone recognizes the efficacy of Qnexa.

Now speaking specifically at the safety considerations here, as you know, Mike, we have expended considerable effort and time trying to meet all of the possible targeted medical event issues that could come up, things such as the neurologic and psychological aspects of it was our test with PHQ-9, C-CASA, suicidality and all those things. We have completed them all under an SPA using the latest tools possible, and we are extremely confident of the outcome, and I think we’ve been very forthcoming in disclosing all the data that we have on a top-line basis for the safety consideration. So, the view that we have is this drug is remarkably safe.  Clearly, there are three doses that allows a physician to titrate to a specific patient based upon their tolerance for the drug and clearly even the mid-dose had results that achieved greater weight loss than, to my knowledge, any previous therapy that has been submitted to the FDA.

So, this has a number of different ways of looking at it from the safety perspective. Clearly, as you increase the dose, you increase weight loss, and as you increase weight loss, you decrease a lot of the major risk factors associated with obesity such as the cardiovascular risk factors such as blood pressure, et cetera. The lipid profiles also improve on a dose-related basis and then also the metabolic profile such as the HbA1C and even liver enzymes, et cetera, are all related to the dose of Qnexa, which is related to the weight loss. Clearly, we believe that double-digit weight loss is necessary to achieve the kinds of benefits that the FDA is looking for as far as the cardiovascular and metabolic risk factors. So Peter, if you have a comment?

<A — Peter Tam>: Yeah the — also Mike, I mean I think the unmet need really speaks for itself. We are really not talking about another drug that provides 3-5%weight loss. We’re really talking about an unprecedented degree of weight loss associated with significant improvement in all of these weight-related comorbidities. That’s the unmet need and right now there is no therapy out there that is capable of doing that. And what we are using again is a combination of low doses of two already approved drugs, which I certainly feel very comfortable with given the millions of years of patient experience on these two drugs. So, we are very, very confident that the FDA would be able to reach a decision hopefully quickly. We are working with the Division right now to answer the questions and we believe that the FDA is really reviewing this in a very expedited — not an expedited review, but they are currently doing their job and we are really glad to see that.

<A — Leland Wilson>: Yeah, I would just comment further on what Peter said. I think a lot of people failed to understand that this submission is done under a 505(b)(2) submission, which relies in part on the safety that is demonstrated by the two previous approved drugs. And this goes a long ways towards making people comfortable with the safety profile of the drug.

As Peter mentioned, there is more than five million patient years of history with these drugs on the market.  Both are very large selling drugs in the marketplace. And I would also comment that there is not one event in our clinical program that is not in the label for both — for either phentermine or topiramate in the marketplace. So, there were no surprises in our entire clinical program. I think the only surprises were the dramatic weight loss and because of the reduction in doses that we used over the market products, a reduction in the side-effect profile. So that’s about it for me.  Anything else? Okay, thanks, Mike.

<Q — Mike King>: Okay. Thanks for taking my questions.

Operator:  Our next question comes from Jason Butler of JMP Securities. Please go ahead.

<Q — Jason Butler>: Hi, thanks for taking the question. I had a question relating to the cardiovascular risk data that we — the FDA now has from the SCOUT trial for Sibutramine. In the run up to the Qnexa NDA submission and in the short time since, has the FDA’s communications with you over the requirements to assess cardiovascular risk changed in any way?

<A — Leland Wilson>: No. Jason.  What you’re referring to is the issues that occurred, for example, in the diabetes program where an outcome study is required for approval for an indication for diabetes. No, and in fact we have written communications with the FDA concerning the need for an outcome study. No need — there is not a need for an outcome study for the treatment of obesity. And so that’s been reaffirmed on several occasions in writing from the FDA to us. So we’re comfortable with that. Now that doesn’t mean the FDA can’t change their mind at any point.

The second one that I think is important to consideration here too, I don’t know of a drug that has ever demonstrated improvement in all cardiovascular and metabolic endpoints that we have seen with Qnexa in these trials. So it speaks highly towards the potential cardiovascular benefits that we’ve seen — that can be seen with this drug, and I’ll ask Peter to comment if he has any other comments on this.

<A — Peter Tam>: Well, the SCOUT basically studied a population that was outside of their label. And what they found was something that we actually somewhat expected because of the effects on blood pressure. And clearly, Qnexa does not have any of that. In fact we’re able to substantially lower blood pressure in patients with hypertension. So there is nothing here that we believe would trigger an FDA’s change of mind in requiring a cardiovascular safety study.

<Q — Jason Butler>: So is this an issue that you’ve specifically discussed with the FDA since they have looked to the SCOUT data? And then also, can you tell us when we may see some of this cardiovascular data presented?  Is it included in any of the abstracts that you currently have accepted or submitted?

<A — Peter Tam>: Yeah, we should be able to have those data, the blood pressure data, the lipids data, presented at a more high detailed level. But to your first question, no, this has not been discussed with the agency after the release of the SCOUT data. I’m not sure if the FDA has actually completed the review of all of the SCOUT results yet. But these are conversations that — the conversations Lee referred to were pre-SCOUT, but they were documented.

<Q — Jason Butler>: Okay, thanks a lot for taking the questions.

Operator:  Our next question comes from Terence Flynn of Lazard Capital Markets. Please go ahead.

<Q — Terence Flynn>: Hi, thanks for taking the question. I just wondered if you could comment on expectations for the one-year extension data from CONQUER in terms of what you guys would like to see there when we get the two-year data?

<A — Peter Tam>: Well, the study is ongoing and it’s not certain as to what’s going to come out of that, but we have full confidence that we’re going to have good results from a weight maintenance standpoint, and hopefully, we’ll be able to show greater reduction or perhaps on the placebo side higher incidence of cardiovascular events given the fact that it was a study done in higher risk patient population.

<Q — Terence Flynn>: Okay.

<A — Peter Tam>: Does that answer your question, Terence?

<A — Leland Wilson>: Just to — another comment here, this is a study that came out of discussions we had with the European authorities for approval there. It’s not an NDA requirement, but it will be beneficial for us on a commercial basis to have two-year data. And as Peter said, we believe that weight loss will be substantial at two years, and so we’ll just have to wait and see what that data looks like. And also — yeah with no rebound.  And also we’re looking for an exceptional safety profile going forward as well. So to date we have no information that would lead us to believe that there is any change to the profile that we already know about Qnexa.

<Q — Terence Flynn>: Okay. And then on the partnering front, you guys had brought that up in terms of thinking about guidance for 2010. Can you give us any update on your latest thoughts in terms of partnering Qnexa versus taking it forward and selling it yourselves in the U.S.?

<A —Leland Wilson>: Yeah. We — Let me make just a couple of broad comments here. The first one is, I think largely because of the concerns about the FDA’s view of approval of obesity products based upon the long history as we know obesity products with the FDA, that that concern is one that is real to all of the potential partners. And so I think having a successful advisory panel is kind of necessary before any ink would dry on any contract, and so we’re continuing to work with many of the major pharmaceutical companies and so I think the enthusiasm is as strong as ever. The concern is certainly not with our data and not with either efficacy or safety in our program per se.  It’s more of a concern about what the FDA’s view is of approval of obesity products. And so if that occurs and I think that will trigger a partnership relationship. And I also would say that, because of the timing of these issues that we are doing everything necessary for a commercial partner to launch a product or if necessary VIVUS to launch a product, but we’re certainly continuing to have great dialog with most of the major pharmaceutical companies in this regard.

<Q — Terence Flynn>: Okay. Thanks a lot.

Operator:  Our next question comes from Mona Ashiya of JPMorgan. Please go ahead.

<Q — Mona Ashiya>: Hi, good afternoon. Thanks for taking my question. I’m here on behalf of Cory. And I just had two follow-up questions actually to the last one that was asked and that is, to what extent is advancement of Qnexa for sleep apnea dependent on you enlisting a partner? And then also related to that, assuming you don’t get a partner pre-approval, at what point do you begin to invest in a sales force infrastructure?

<A — Leland Wilson>: Well, I would say first of all that the advancement of Qnexa is not dependent upon a partner. As I said previously, and as you mentioned, we’re building on the same question. We’re doing everything necessary for commercialization of Qnexa in the United States.

Now, clearly the European launch is a separate issue and that one would be dependent upon a partner in the European theater. But as you already know, Mona, that is approximately — a launch in Europe would be about approximately a year behind the launch here in the United States. So there’s still a timeline, et cetera. And as I mentioned, the visibility not only of the FDA and the advisory panel results are important for either worldwide or European Union or U.S. partnering relationship. And so the European partners then would have plenty of time to prepare for a launch; a rest-of-world partners if you will.

So the advancements are going along great as far as pre-commercial activity. And I can mention just a few of those going down the list here. We are working with our Key Opinion Leader program. We now have a target of 250 Key Opinion Leaders, which we’ve made substantial progress in working with and sharing our data and having them understand the intricacies of our clinical programs. So that’s a very important part of it.

Second part is this publication work that we’re going on. We have, as I mentioned, 19 abstracts there, we are working on two major publications, which will go into the top ranked journals, hopefully on EQUIP and CONQUER data. We’ve also mentioned previously that we are doing extensive work on reimbursement. As most of you know, the Medicare and Medicaid laws prevent the reimbursement for obesity. Everyone that we’ve worked with on Capitol Hill understands that that’s not appropriate. It’s a law that was put in place back when obesity was thought to be a cosmetic issue. And so we have favorable support by lawmakers both in the House and the Senate to put forth a change so that it would allow reimbursement to occur in the Medicare/Medicaid population.

Further to that, we are working with other agencies on positioning and doing a lot of work in this area, so that everything that you would normally see done in preparation for a launch is happening at VIVUS as we speak.

Now it’s interesting, partnering will have a substantial impact on what we do as we go forward here. So if, for example, the advisory panel is favorable and Qnexa is approved, you can bet your bottom dollar that there’s going to be some pretty nice effort put forward by major pharma to license the product.

So we are in a very good position. We’ll listen and make appropriate decisions, but I want everybody to understand I think largely because of our ability to raise money and the strength that we have in this product that we are prepared to do what’s necessary to launch this product. So I think that kind of covers it.

<Q — Mona Ashiya>: Well, thanks a lot. I just have one — I have one follow-up to your comments on the advancement of Qnexa.  Can you just clarify, would you develop Qnexa for diabetes independently or would you initiate the trial independently without a partner?

<A — Leland Wilson>: Well, I think you mentioned and I apologize I didn’t comment on sleep apnea. Sleep apnea is a very interesting situation. As you know, there are no medical treatments for sleep apnea today. It’s a deadly disease. And the market desperately needs a therapy and we have demonstrated in our Phase 2 trial excellent response to this. So everything is lined up right now. And as both Peter and I have said, we have a meeting scheduled here soon with the FDA.  It’s a different division then we are dealing with with the obesity indication. And so we are anxious to get their feedback on the direction forward here. My position is that this could occur, and I say could occur, fairly rapidly because we have a substantial database with patients, many of which already have sleep apnea. As you know, sleep apnea occurs in high frequency of obesity, is generally highly associated with obesity. So, many of the patients that we have already treated are in this category.  So the safety data is there.

The efficacy trials are fairly succinct. That is that the work can be demonstrated in a sleep lab with a relatively small number of patients. So we are going to wait and see what the FDA has to say about what’s required, but we are favorably motivated to move that one forward aggressively on our own at the present time.

Now on obesity(1), we have — because of the outcome study requirements what we have said in the past is that we are waiting until approval. When approval occurs then we’ll consider an outcome study, which is something that I personally want to do because I believe so strongly that we will demonstrate an amazing effect on outcomes. And so that will help us. With the obesity indication, it will also help us with the commercial launch, et cetera— for — help with the diabetes indication and help us for the commercial launch for obesity and sleep apnea, et cetera, et cetera. As you know, many drugs do not achieve their sales potential until they get an outcome study done.

<Q — Mona Ashiya>: Thanks very much.

Operator:  Our next question comes from Steve Yoo of Leerink Swann. Please go ahead.

<Q — Steve Yoo>: Thanks for taking the question. I just have a couple of quick questions. One is, you mentioned the panel a couple times. I just want to clarify, do you have a communication from the FDA saying that there will be a panel?

<A — Peter Tam>: We are expecting a panel, Steve. There is no confirmation as of yet, but given the track record we’re likely — that’s why we’re working hard in preparation for a panel meeting.

<Q — Steve Yoo>: Okay. And the financial guidance, you said about a 95 mil burn  in 2010, which is comparable to 2009. I’m guessing that assumes spending for the sleep apnea trials for Qnexa also, right?

<A — Timothy Morris >: No it doesn’t, Steve.

<Q — Steve Yoo>: It doesn’t. Okay. And let’s see, the last question that I have was the three patents that you received, that you announced this morning, in the press release it says you have patent life until 2020 and it seems like the original Najarian patent was back in 2003, which implies 2023 patent life.  I was just wondering if you’re in the same point 2020 for the sake of conservatism or is there some other patents that you have in mind.

<A —Peter Tam>: Yeah. Steve, that’s the patent — the original parent patent and these subsequent patents are — we haven’t done the patent term adjustment calculations yet. So we’re not going to say how much further are they going to go beyond 2020. But I think conservatively speaking, we can say 2020 is the patent expiration right now.

<Q — Steve Yoo>: Okay. Well, thanks for taking my questions.

<A —Peter Tam>: You bet.

Operator:  Our next question comes from Ching-Yi Lin of Jesup & Lamont. Please go ahead.

<Q — Ching-Yi Lin>: Hi, congratulations on a good year. I just want to ask a couple of questions. First is, in terms of R&D expenses, how much was that is there any kind of guidance we’ll be seeing this coming year?

<A — Timothy Morris>: No, we don’t really breakout our guidance other than to look at total burn rates, but if you look at the 2009 results, that’s a decent proxy for going forward.

<Q — Ching-Yi Lin>: Okay. And also if you were to gain approval and to have a partnership, when do you think you would go into the market?

(1) Mr. Wilson has since acknowledged that he mistakenly stated “obesity” when he meant to state “diabetes”.

<A — Leland Wilson>: This is Lee.  It’s interesting that we have done everything necessary from a manufacturing standpoint to have product available immediately after launch. So we’re preparing for that. I think there is a lot of reason to do that whether it’s us or help from a big company or whatever the launch characteristics are like. And that is because we believe that there is going to be a tremendous amount of public relations activity that occurs whether or not we are involved with it or not. And so, we want to take advantage of that by having product available. And then hopefully we’ll launch soon thereafter on a formal commercial kind of launch activities.  Indeed that is indicated by our partnering discussions.

<Q — Ching-Yi Lin>: Okay. Thank you.

Operator:  And our next question comes from Mike King of Merriman. Please go ahead.

<Q — Mike King>: Thanks for taking the follow-up. Can you hear me?

<A — Leland Wilson>: Yes, we can, Mike.

<Q — Mike King>: Sorry, I meant to come off speaker. A couple of questions.  It seems like we’ve been talking about the possibility of a publication in a major medical journal for at least the last, I would say, this is probably the third if not the fourth quarterly call that that subject has come up. So just wondering if you can give us a little bit more color about what’s going on in terms of the process? Is it trying to get it into the desired journal or is it a writing and sort of data assemblage issue or what exactly is preventing a more rapid peer-reviewed publication?

<A — Leland Wilson>: Well, there are many steps as you know, Mike.  First is the data collection analyses, et cetera, and certainly you want to have all the nuances available for publication. The second one is the selection and working with the author. As you know, when you are dealing with major publications, the authors, that is the primary authors for these publications are very independent from the manufacturer or from VIVUS, for example. So they are writing the articles themselves. We are having comment because we have additional authors that are to be included, but they are the primary authors. So the timeline is largely in their court as to how these things are developing. We are supportive, but they are doing the statistical analysis and they are doing the writing of the papers. And so, it’s a little bit out of our hands, but of course we are encouraging publication sooner than later, but I think you’re seeing kind of the fruits of managing this process. So, Peter, comment?

<A — Peter Tam>:Mike, nothing is really holding it up on our end. It’s just that getting these things drafted takes a little while. We’ve actually went down and met with one of the authors over the last week to make progress, and we made good progress in that regard. So just bear with us. We’re — according to our internal timeline these will be done and we are expecting these to be published certainly before the launch of the product.

<Q — Mike King>: Okay. And then a strategic question.  Does VIVUS need to be in the ED space? In other words, if you had somebody partner that was interested enough, would — are you guys wedded to avanafil and to MUSE or could that someday turn into a transaction where those two products are gone in kind of a therapeutic category transaction so to speak?

<A — Leland Wilson>: I’ll speak specifically to avanafil. My personal preference is that we monetize that product, Mike. I think I’ve mentioned that publicly in the past year on these conference calls. That would provide a substantial funding for ongoing activities. It is a general practitioner product these days. We do not do well in reaching the general practitioner marketplace because of limited numbers of sales representatives et cetera. It is a very different market than it would be with the obesity sector, where we could be one of the new ones or the new one that launches into that marketplace, certainly with the significant efficacy that has been demonstrated that we have significant advantages there, versus the ED market where you’re coming into a mature market with very competitive environment, et cetera. So this is ideal for someone else to launch, and so we are going to be either licensing or monetizing that product in all likelihood.

<Q — Mike King>: Right. But would you also — is it conceivable to put MUSE into the transaction in kind of a package deal?

<A — Leland Wilson>: We haven’t made any comments on MUSE. MUSE as you know is our lineage product and it continues to chug along. It has new life for the use of post-radical prostatectomy patients. And so, it is run in a very separate — as you may know Guy Marsh, who is the General Manager of that division.  It’s run very separately from VIVUS. And so, it’s not something that’s taking time or effort on our part to really put a lot of effort into. And so,at this point, I’m just not going to comment on that.

<Q — Mike King>: Okay. Fair enough. Thank you very much.

<A — Leland Wilson>: Okay. Any other questions?

Operator:  I’m showing no further questions, and I’d like to turn the call back over to Mr. Leland Wilson.

Leland F. Wilson, Chief Executive Officer

All right. Well, thank again for the excellent questions and your participation. Again, 2009 was pretty remarkable, but we’re looking at 2010 as being potentially even more remarkable.  Clearly to have a positive panel for Qnexa and to have the approval on the PDUFA date would certainly trump having successful Phase 3 data that we had last year. So we’re looking for a great 2010. Someone likened it, or somebody asked me one time, are you nervous or scared? And I said, no I’m probably overconfident, but I’m anxious. This is our Super Bowl, our Olympics, et cetera, and we are well prepared. We want to go to the advisory panel, we want to defend our product, and we believe that the data justifies approval on the PDUFA date, and feel strongly about that. So we’re ready to go. And we’re going to even be more ready by the time it happens, which will likely have an advisory panel in September, is my opinion, and we’ll be ready to go. So very confident. And so, appreciate everybody’s support, and it’s going to be a great year. Thanks again.

Operator:  Ladies and gentlemen, that does conclude today’s conference. You may all disconnect and have a wonderful day.